Exhibit 10.16.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (hereinafter referred to as this “Agreement” or the “Employment Agreement”) is made and entered into as of July 7, 2011 (the “Effective Date”) between HVM L.L.C., a Delaware limited liability company (the “Company”), and Peter Crage (the “Employee”).

WHEREAS, the Company has employed the Employee, and Employee has accepted such employment under the terms of an employment agreement, and the parties wish to enter into this new Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.	Employment Period.

The Company will employ the Employee, and the Employee will serve the Company, under the terms of this Agreement for an initial term of two (2) years commencing on the Effective Date (the “Initial Term”). Such term shall be automatically extended thereafter for subsequent terms of one year (a “Renewal Term”), unless the Company provides written notice to the Employee at least 90 days prior to the expiration of the term of its intent not to renew the term. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 4 below. The period of time between the commencement and the termination of the Employee’s employment (including the expiration of this Agreement) hereunder shall be referred to herein as the “Employment Period.”

2.	Duties and Status.

A. Position. The Company hereby engages the Employee as its Chief Financial Officer (“CFO”) on the terms and conditions set forth in this Agreement. During the Employment Period, the Employee shall have such authority and responsibility and perform such duties as the Chief Executive Officer of the Company (“CEO”) shall direct, from time to time, in the CEO’s sole discretion, consistent with the CFO’s position and title. During the Employment Period, the Employee shall report directly to the CEO. The Employee agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement.

B. Standard of Care. The Employee agrees to carry out his duties hereunder in a reasonable, diligent, prudent and professional manner consistent with his fiduciary duties as an officer of the Company.

3.	Compensation and Benefits.

A. Salary. During the Employment Period, the Company shall pay to the Employee, as compensation for the performance of his duties and obligations under this Agreement, a base salary at the rate of $488,500 per annum (the “Base Salary”), payable in accordance with the normal payroll practices of the Company; provided however, that for 2011, Employee will receive a pro-rated portion based upon the Effective Date. The Base Salary shall be reviewed annually by the Company in accordance with Company policies.

B. Bonus. During the Employment Period, the Employee shall receive an annual target bonus of $488,500 (“Target Bonus”) which may be adjusted based on the Company’s performance and other key performance indicators as determined by the Board of Managers prior to year-end to an amount between 50% and 200% of the Target Bonus (the “Bonus”). The Board of Managers will determine the actual performance, the amount of the Bonus, and will pay such Bonus prior to March 15th of the following year. The payment of any Bonus is expressly conditioned upon Employee’s active status as CFO on the date any such Bonus is payable, unless otherwise provided in Section 5. Employee shall not participate in any other bonus plan offered to other employees. With respect to 2011, Employee shall receive a pro-rated Bonus based upon a fraction, the numerator of which is the number of days from the Effective Date through December 31, 2011 and the denominator of which is 365.

C. Benefits. During the Employment Period, the Employee shall be entitled to participate in all of the employee benefit plans of the Company in effect during the Employment Period which are generally available to similarly situated employees of the Company, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans, provided that such benefits shall not be less than the benefits (or cash equivalent of such benefits) currently provided to Employee by the Company.

D. Business Expenses. During the Employment Period, the Company shall promptly reimburse the Employee for all appropriately documented, reasonable out-of-pocket business expenses incurred by the Employee in the performance of his duties under this Agreement in accordance with Company policies.

E. Relocation Expenses. The Company shall reimburse Employee for reasonable, and documented out-of-pocket relocation expenses incurred in connection with the Employee’s relocation to Charlotte, North Carolina within one year from the date hereof, and/or during the one year following a termination by the Company without Cause, a termination by Employee for Good Reason, or the expiration of the Initial Term or any Renewal Term. Reimbursable expenses shall include only those eligible for reimbursement under the Company’s Tier Two Relocation Package, as in effect on the date hereof.

F. Equity Co-Investment. Employee shall make an equity co-investment as described on Schedule A prior to July 15, 2011.

4.	Termination of Employment.

A. Termination as the Result of the Expiration of Term. The Employee’s employment hereunder may end as the result of the expiration of the Initial Term or any Renewal Term, if the Company gives written notice to the Employee at least 90 days prior to the expiration of the Initial Term or Renewal Term of its intent not to renew the term, or if the Employee voluntarily resigns.

B. Termination Without Cause. The Company may terminate the Employee’s employment hereunder without Cause during the Initial Term or any Renewal Term upon thirty (30) days prior written notice to the Employee.

C. Termination for Cause. The Company may terminate the Employee’s employment hereunder for Cause. For purposes of this Agreement and subject to the Employee’s opportunity to cure as provided below, the Company shall have “Cause” to terminate the Employee’s employment hereunder if such termination shall be the result of:

(i) willful fraud or gross misconduct, bad faith or gross negligence in connection with the Employee’s performance of duties hereunder;

(ii) the deliberate or intentional failure or willful nonfeasance by the Employee to substantially perform his duties hereunder;

(iii) conduct which is materially detrimental to the reputation, goodwill or business operations of the Company or any of its affiliates; or

(iv) the conviction for, or plea of nolo contendere to, a charge of commission of a felony.

D. Good Reason. The Employee may voluntarily terminate his employment hereunder for any reason, including Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) any materially adverse modification of the Employee’s positions, responsibilities or titles;

(ii) a reduction of the Employee’s Base Salary;

(iii) notice has been provided to the Company that any Management Agreement to which the Company is a party is terminated; or

(iv) any failure by the Company to comply in all material respects with the compensation and benefits provisions of Section 3 hereof or any other material breach of this Agreement by the Company, which breach remains uncured thirty (30) days after notice of such breach is delivered by the Employee to the Company.

E. Termination Upon Death or Disability. The Employment Period shall be terminated by the death of the Employee. The Employment Period may be terminated by the Company if, in the reasonable judgment of the Board of Managers of the Company, the Employee shall be rendered incapable of performing his duties to the Company by reason of any physical or mental impairment that can be expected to result in death or that can be expected to last for a period of either (i) six (6) or more consecutive months from the first date of the Employee’s absence due to the disability; or (ii) nine (9) months during any twelve (12) month period (a “Disability”). If the Employment Period is terminated by reason of Disability of the Employee, the Company shall give thirty (30) days’ advance written notice to that effect to the Employee.

5.	Consequences of Termination.

A. Without Cause, for Good Reason. In the event the Employee’s employment by the Company is terminated during the Employment Period as a result of (a) the Employee’s termination by the Company Without Cause, or (b) the Employee’s voluntary resignation for Good Reason, then neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive: (i) any unpaid portion of the Base Salary provided for in Section 3.A. paid through the date of termination; (ii) a lump sum payment equal to one times the sum of the Employee’s Base Salary and Target Bonus, each as in effect on the date of termination; (iii) payment of the Bonus accrued for the year prior to such termination (to the extent not already paid), as well as payment of a Target Bonus for the year of termination multiplied by a fraction the numerator of which is the number of days in such year through the termination date and the denominator of which is 365; (iv) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof; (v) reimbursement for benefits pursuant to Section 3.C. that would have been provided during the one year period following termination, including COBRA premiums; and (vi) payment of all other accrued obligations of the Company, including accrued vacation and entitlements under the Company’s welfare and pension plans. Payment of the amounts set forth in subsections (ii) and (iii) above shall be made on the sixtieth (60th) day following the date of the Employee’s termination of employment. Reimbursement of amounts set forth in subsections (iv) and (v) shall be made in accordance with the usual applicable policies in effect at the Company as if the Employee continued employment; provided that reimbursements pursuant to subsections (v) and (vi) shall not commence until the sixtieth (60th) day following the Employee’s termination of employment, and such reimbursement shall include any such amounts that would otherwise be due prior thereto.

B. Termination Due to Death. In the event that the Employee’s employment with the Company is terminated on account of the Employee’s death, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary provided for in Section 3.A., paid through the date of termination; (ii) payment of the Bonus accrued for the year prior to such termination (to the extent not already paid), as well as payment of a Target Bonus for the year of termination multiplied by a fraction the numerator of which is the number of days in such year through the termination date and the denominator of which is 365; and (iii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof. Reimbursement of amounts set forth in subsection (iii) shall be made in accordance with the usual applicable policies in effect at the Company as if the Employee continued employment.

C. Termination Due to Disability. In the event that the Employee’s employment with the Company is terminated on account of the Employee’s Disability, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary provided for in Section 3.A. paid through the date of termination; (ii) continued payment of the Employee’s Base Salary, as in effect on the date of termination, for the greater of (a) the balance of the calendar year in which the employee was deemed to have a Disability or (b) six (6) months, which payments shall be made in accordance with the usual payroll policies in effect at the Company as if the Employee had continued employment; provided that the first payment shall be made on the sixtieth (60th) day after the Employee’s termination of employment and such first payment shall include payment amounts that would otherwise be due prior thereto; (iii) payment of the Bonus accrued for the year prior to such termination (to the extent not already paid) as well as payment of a Target Bonus for the year of termination multiplied by a fraction the numerator of which is the number of days in such year through the termination date and the denominator of which is 365; and (iv) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof. Reimbursement of amounts set forth in subsection (iv) shall be made in accordance with the usual applicable policies in effect at the Company as if the Employee continued employment.

D. Release. The obligation of the Company to make any of the payments to the Employee under Sections 5.A.(ii), (iii) and (v), Section 5.C.(ii) and (iii), and Section 5.F.(ii) shall be conditioned upon the execution and delivery by the Employee of a general release substantially in the form attached as Appendix A, and such release becoming effective and irrevocable in its entirety on or prior to the sixtieth (60th) day following the date of the Employee’s termination of employment, in which the Employee unconditionally, without any reservation, irrevocably and forever releases and discharges the Company and its affiliates, and those parties for which Employee has provided services in connection with his employment by the Company, including without limitation, their respective shareholders, members, partners, officers, directors, managers and employees (collectively, the “Released Parties”) of and from any and all claims, causes of action or demands, that the Employee then has, or may have, against any of the Released Parties, other than claims arising under this Agreement.

E. Without Cause, for Good Reason in Connection with a Change of Control Transaction. For the avoidance of doubt, in the event the Employee’s employment by the Company is terminated during the Employment Period and upon or within two years following a Change of Control Transaction as a result of (a) the Employee’s termination by the Company Without Cause, or (b) the Employee’s voluntary resignation for Good Reason, the Employee will be entitled to the same rights and benefits as provided in Section 5.A. For purposes of this Agreement, a “Change of Control Transaction” is defined in the HVM Management Incentive Plan.

F. Other Termination. In the event that the Employee’s employment with the Company is terminated during the Employment Period as a result of (a) a voluntary resignation/termination by the Employee other than for Good Reason, or (b) by the Company for Cause, neither the Employee nor the Employee’s beneficiaries or estate will have any further rights or claims against the Company under this Agreement except the right to receive (i) any unpaid portion of the Base Salary provided for in Section 3.A. paid through the date of termination; (ii) other than upon a termination by the Company for Cause, any unpaid portion of the Bonus accrued for the year prior to the termination (to the extent not already paid) as well as payment of a Target Bonus for the year of termination multiplied by a fraction the numerator of which is the number of days in such year through the termination date and the denominator of which is 365; and (iii) reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3 hereof. Reimbursement of amounts set forth in subsection (iii) shall be made in accordance with the usual applicable policies in effect at the Company as if the Employee continued employment.

G. Withholding of Taxes. All payments required to be made by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

H. Return of Records. Upon any termination of employment, whether voluntary or involuntary, upon the expiration of the Initial Term or any Renewal Term, or upon the Company’s request at any time, the Employee shall immediately return to the Company all documents and other materials in any medium including but not limited to electronic, which relate in any way to the Company, including notebooks, correspondence, memos, drawings or diagrams, computer files and databases, graphics and formulas, whether prepared by the Employee or by others and whether required by the Employee’s work or for his personal use, whether copies or originals, unless the Employee first obtains the Company’s written consent to keep such records.

6.	Restrictive Covenants.

A. Non-Disparagement. During the Employee’s term of employment with the Company and at all times thereafter, the Employee shall not defame, disparage, make negative statements about or act in any manner that is intended to or does damage the goodwill, business or personal reputations of any of the Company and its affiliates, and their respective shareholders, members, partners, officers, directors, managers and employees.

B. Confidentiality. Employee agrees that during his employment with the Company, he will have access to confidential information and/or proprietary information about the Company and/or its clients, including, but not limited to, trade secrets, methods, models, passwords, access to computer files, financial information and records, forecasts, computer software programs, agreements and/or contracts between the Company and its respective clients, client contracts, prospective contracts, creative policies and ideas, public relations and public affairs campaigns, media materials, budgets, practices, concepts, strategies, methods of operation, technical and scientific information, discoveries, developments, formulas, specifications, know-how, design inventions, marketing and business strategies and financial or business projects, and information about or received from clients and other companies with which the Company does business. The foregoing shall be collectively referred to as “Confidential Information,” provided that Confidential Information shall not include such information that is generally available to the public (other than as a result of disclosure by the Employee) or information publicly known in the industry. Disclosure of any Confidential Information will not be prohibited if such disclosure is directed pursuant to a valid and existing subpoena or order of a court or other governmental body or agency within the United States; provided, that the Employee will first have given prompt notice to the Company of any such subpoena or order (or proceeding pursuant to any such order). Such Confidential Information is not readily available to the public and accordingly, Employee agrees that he will not at any time, whether during his employment with the Company or thereafter, disclose to anyone (other than in furtherance of the business of the Company) any Confidential Information, or utilize such Confidential Information for his own benefit, or for the benefit of third parties.

C. Non-Competition after Termination. In consideration of the rights and benefits hereunder, the Employee agrees that so long as he is an employee of the Company and for a period of one (1) year (the “Non-Competition Period”) after the date of termination of his employment under this Agreement, he shall not: (i) solicit or encourage any employee of the Company to leave the employment of the Company; or (ii) directly or indirectly, as owner, member, manager, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any other capacity whatsoever, engage in, become financially interested in, employed by or have any connection with, any person, entity or business in the lodging or hospitality sector that is in competition with the Company’s business (a “Competing Business”), provided, however, that Employee may (i) form his own company for purposes of constructing hotels, so long as he is in compliance with the non-solicit provision contained in this Section 6.C. and (ii) own any securities of any corporation which is engaged in such business and is publicly owned and traded, but in an amount not to exceed at any one time one percent (1%) of the class of a publicly traded stock or securities of such corporation.

D. Enforcement. The Employee acknowledges and agrees that the provisions of this Agreement, including Section 6, are reasonable and necessary for the successful operation of the Company. The Employee further acknowledges that if the Employee breaches any provision of this Agreement, including Section 6, the Company will suffer irreparable injury. It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, without posting any bond, if ordered by a court of competent jurisdiction. The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary, compensatory and punitive damages. If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.

7.	Section 409A.

A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. If the Employee notifies the Company that the Employee has received advice of tax counsel of national reputation with expertise in Section 409A that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company shall, after consulting with the Employee, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Section 409A.

B. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

C. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee; provided, that any tax gross-up payment as provided herein shall be made in any event no later than the end of the calendar year immediately following the calendar year in which Employee remits the related taxes.

D. For purposes of Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

8.	Notice.

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier, telegraphed, telexed or by facsimile transmission or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	HVM L.L.C.
100 Dunbar Street
Spartanburg, South Carolina 29306
Attention: General Counsel
Facsimile No.: (864) 573-1665

with a copy to:	Centerbridge Partners, L.P.
375 Park Avenue
New York, New York 10152
Attention: William D. Rahm
Facsimile No.: (212) 672-5001
Attention: General Counsel and Scott Hopson
Facsimile No.: (212) 672-4501 and (212) 672-4526

and a copy to:	Paulson & Co. Inc.
1251 Avenue of the Americas, 50th Floor
New York, New York 10020

Attention: Michael Barr
Facsimile No.: (212) 351-5892
Attention: General Counsel
Facsimile No.: (212) 977-9505

and a copy to:	The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: A.J. Agarwal
Facsimile No.: (212) 583-5725
Attention: General Counsel
Facsimile No.: (646) 253-8983

If to Employee:	Peter Crage

Each party may change its address by written notice in accordance with this Section 8.

9.	Governing Law.

This Agreement shall be governed by and enforceable in accordance with the laws of the State of New York applicable to contracts executed and performed within such state, without giving effect to the principles of conflict of laws thereof. Except as provided in Section 6.D. above, any controversy, claim or dispute arising out of or relating to this Agreement, or any breach or alleged breach hereof, shall be settled by final and binding arbitration, conducted in New York City, New York, before, and in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of such arbitration shall be borne equally by the parties thereto and each party shall bear such party’s own attorneys’ fees in connection with such arbitration; provided, however, that if the Employee is the prevailing party in any arbitration arising under this Section, he shall be entitled to recover from the Company his reasonable attorneys’ fees and expenses incurred with respect thereto in addition to any other available remedies.

10.	Successors and Assigns.

This Agreement shall be binding upon Company’s successors and assigns. The term “Company” as used herein includes such successors and assigns. The term “successors and assigns” as used herein means any person or entity that acquires all or substantially all of Company’s assets and business (including this Agreement) whether by operation of law or otherwise. This Agreement, with respect to Employee, is for personal services, and is therefore not assignable.

11.	Severability.

To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.	Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

13.	Entire Agreement.

This Agreement constitutes the entire agreement by the Company and the Employee with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof, whether written or oral, but not including any agreements entered into by the Employee as otherwise applicable to the Employee pursuant to the HVM Management Incentive Plan, any Letter Agreement entered into by the Employee with HVM L.L.C, any rights of the Employee under the Amended and Restated Limited Liability Agreement of HVM L.L.C. dated as of October 8, 2010, as may be amended from time to time, or any rights of the Employee as a member of Hospitality under the Amended and Restated Limited Liability Company Agreement of Hospitality dated as of October 8, 2010, as may be amended from time to time. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

HVM L.L.C., a Delaware limited liability company

By:	/s/ Gary A. DeLapp
Name:	Gary A. DeLapp
Title:	President and Chief Executive Officer

Peter Crage

/s/ Peter Crage

Appendix A

RELEASE

(“Employee”), for and in consideration of the payments and benefits that Employee shall receive under the Employment Agreement dated July 7, 2011 (the “Employment Agreement”), hereby executes the following General Release (“Release”) and agrees as follows (capitalized terms not defined below shall have the meaning set forth in the Employment Agreement):

1. Employee understands and agrees that from and after the date of his termination of employment with the Company, he no longer is authorized to incur any expenses, obligations or liabilities on behalf of the Company.

2. Employee, on behalf of Employee, Employee’s agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Employee does hereby fully and completely forever release each of the Company and those parties for which Employee has provided services in connection with his employment by the Company, including without limitation, their respective affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, executives, agents, representatives, administrators, attorneys, insurers and fiduciaries in their individual and/or representative capacities (hereinafter collectively referred to as the “Released Parties”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Employee or Employee’s heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties or any of them, in law, admiralty or equity, whether known or unknown to Employee, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by Employee, including, without limitation, in connection with or in relationship to Employee’s employment or other service relationship with the Company or its respective affiliates, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with the Company or its respective affiliates (such released claims are collectively referred to herein as the “Released Claims”).

3. The Released Claims include, without limitation, (i) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise, and (ii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule, regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief. The Released Claims shall not include any claims (i) to entitlements under the Employment Agreement dated July 7, 2011, (ii) for indemnification, advancement of expenses and other right to benefit from the exculpatory provisions pursuant under the organizational documents of the Company, (iii) any right to accrued salary or vacation, or entitlements under any employee benefit plan maintained by the Company or (iv) any rights relating to the Class A and Class B Units under the HVM Management Incentive Plan and the Limited Liability Company Agreement of Hospitality Holdings LLC dated as of October 8, 2010.

4. This means that, by signing this Release, the Employee shall have waived any right which the Employee may have had to bring a lawsuit or make any claim against the Released Parties based on the Released Claims. If any government agency brings any claim or conducts any investigation against the Company, nothing in this Release forbids Employee from cooperating in such proceedings, but by this Release, Employee waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

5. Employee agrees to make himself reasonably available to the Company in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which Employee was involved during the period in which Employee was an officer of the Company, and to provide information to the Company, and otherwise cooperate with the Company in the investigation, defense or prosecution of such actions. The Company will reimburse Employee for any expenses he incurs under this paragraph to the extent agreed in advance in writing.

6. Employee represents that he has read carefully and fully understands the terms of this Release, and that Employee has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. Employee acknowledges that he is executing this Release voluntarily and knowingly and that he has not relied on any representations, promises or agreements of any kind made to Employee in connection with Employee’s decision to accept the terms of this Release, other than those set forth in this Release. Employee acknowledges that Employee has been given at least twenty-one (21) days to consider whether Employee wants to sign this Release and that the Age Discrimination in Employment Act gives Employee the right to revoke this Release within seven (7) days after it is signed, and Employee understands that he will not receive any payments due him under the Employment Agreement until such seven (7) day revocation period (the “Revocation Period”) has passed and then, only if Employee has not revoked this Release. Upon such revocation, this Release and the provisions entitling him to future benefits under the Employment Agreement shall be null and void and of no further force and effect. To the extent Employee has executed this Release within less than twenty-one (21) days after its delivery to Employee, Employee hereby acknowledges that his decision to execute this Release prior to the expiration of such twenty-one (21) day period was entirely voluntary.

Employee